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                                                                   Exhibit 10.13


October 30, 1998

Sosaburo Shinzo
114 Shinmatsudo-Haitsu
1-1, Shinmatsudo-Kita
Matsudo-Shi, Chiba
Japan 270-0032

Re:   FirePond Offer of Employment

Dear Sosaburo,

On behalf of FirePond (the "Company"), I am pleased to extend to you an offer of employment on the following terms with FirePond Japan KK:

      Your title shall be President of Japan based in Tokyo, Japan and you shall report to Graham Williams, Senior Vice President and Managing Director of Europe & Asia. Your start date shall be agreed and confirmed between ourselves (the "Commencement Date").

      Your fixed base annual salary will be 24,000,000 YEN, paid in accordance with the Company's normal monthly payroll practices. You shall be entitled to a commission plan with an annual on-target achievement of 10,000,000 YEN, payable quarterly. The goals will be mutually established and this plan will be formalized within 30 days of employment.

      You will receive 15 days pro-rated vacation commencing your first year of employment and 15 days per year thereafter increasing by one day for each full employment year (maximum 20 days) plus carried forward unused vacation consistent with normal local practices within Japan.

      You shall be entitled to 50,000 stock options. Current exercise price is $2.63 per share to be vested in equal annual installments over four years in accordance with the FirePond Incorporated 1997 Stock Plan.

      As a company employee you are also eligible to receive the Company's pension and insurances benefits consistent with normal local practices within Japan, plus a car parking facility.

      You will be entitled to receive 3 months written notice of termination of employment from the Company and are required to give 3 months written notice of resignation to the Company. If there is a majority change of control of the Company and subsequently your position is eliminated or equivalent position not offered, then the termination notice period from the Company will change to 6 months.

      I have enclosed our Employee Agreement regarding Inventions, Confidentiality, and Non-Competition. If you accept this offer, please return to myself, a signed copy of this agreement prior to your accepted date of employment.
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October 30, 1998



      To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to myself. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

      We look forward to working with you at FirePond.

Yours sincerely,

FirePond



/s/ GRAHAM WILLIAMS
-------------------
Graham Williams
Senior Vice President and Managing Director
of Europe & Asia

                                       ACCEPTED AND AGREED TO THIS

                                       6 Day of November, 1998



                                       /s/ SOSABURO SHINZO
                                       -------------------
                                       Sosaburo Shinzo

Enclosures: Duplicate Original Letter
            Employee Agreement regarding Inventions, Confidentiality, and Non Competition